Exhibit 99.1

CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424

FOR IMMEDIATE RELEASE
INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA 2003 FINANCIAL RESULTS

NET INCOME

$91 Million in Q4 03 (+92% vs. Q4 02)

$291 Million in 12M 03 (+60% vs. 12M 02)

ORIGINATIONS (PRESENT VALUE)

$203 Million in Q4 03 (-21% vs. Q4 02)

$895 Million in 12M 03 (+1% vs. 12M 02)

New York, New York, February 5, 2004 - Financial Security Assurance Holdings Ltd. (the Company), the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced 2003 net income of $290.6 million, 60.5% higher than in the prior year.  Fourth-quarter net income rose 92.1% over the prior year’s comparable result.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS

(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net Income	$90.6	$47.2	$290.6	$181.1
Less mark-to-market of pooled credit default swaps, net of taxes [1]	17.5	(11.4)	23.4	(34.1)
Operating Earnings [1]	$73.1	$58.6	$267.2	$215.2

[1]          For definitions, see below, “Analysis of Financial Results – Operating Earnings.”

Operating earnings were $267.2 million for the full year and $73.1 million for the fourth quarter, representing increases of 24.2% and 24.8%, respectively, over operating earnings in the prior year’s comparable periods. See “Analysis of Financial Results” below for further discussion of earnings results.

Shareholders’ equity (book value) was $2.2 billion and non-GAAP adjusted book value (ABV) was $3.2 billion at December 31, 2003 (see table near the end of this release for a reconciliation).  Over the past 12 months, ABV grew 18.1% excluding realized and unrealized capital gains and losses in the investment portfolio and 17.8% including such gains and losses.  (Management and some equity analysts use ABV per common share as a proxy for the Company’s intrinsic value, exclusive of franchise value.  The Company paid no dividends during the past 12 months.)

Present value (PV) originations during 2003 were $894.6 million, compared with $881.8 million in 2002.  Robert P. Cochran, chairman and chief executive officer of FSA Holdings and FSA, said: “2003 was another excellent new business origination year for FSA.  While the main driver was the strong U.S. municipal market, the U.S. asset-backed and European businesses also produced solid results.  Expanding international markets for public infrastructure financings and asset-backed securities continue to represent important future growth opportunities for FSA.  In aggregate, the business added in 2003 was of high credit quality and produced attractive returns.”

BUSINESS PRODUCTION

TOTAL NEW ORIGINATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Gross par insured (dollars in billions)	$16.6	$23.2	$80.8	$107.0
Gross PV originations (dollars in millions) [1]	202.6	255.7	894.6	881.8

[1]          The sum of (a) the present value of premiums originated (PV premiums), defined as future estimated installment premiums discounted to their present value plus upfront premiums, and (b) the present value of estimated future net interest margin (PVNIM) from guaranteed investment contracts (GICs) issued to municipalities and other market participants.  The discount rate was 5.91% in each period for all originations.  PV premiums, PVNIM and PV originations are non-GAAP measures that the Company employs as indicators of a given period’s origination activity because a substantial portion of the Company’s premium and net interest margin revenue is collected in installments.  For a reconciliation of total PV originations to gross premiums written, see below, “Analysis of Financial Results – Premiums.”

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the prior year.

U.S. MUNICIPAL NEW ORIGINATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Gross par insured (dollars in billions)	$10.7	$14.6	$54.9	$51.6
Gross PV premiums (dollars in millions)	114.5	167.1	483.1	420.7

For the year, new issue volume in the U.S. municipal bond market reached a record $383.2 billion, and insurance penetration was slightly below 50%, similar to penetration in the prior year.  In this environment, FSA insured approximately 27% of the par amount of insured new issues sold during the year.

Including both primary and secondary U.S. municipal obligations with closing dates in 2003, the annual par amount insured by FSA increased 6.3%, and PV premiums increased 14.8%.  Premium rates were strong throughout the year due to wider than normal credit spreads.  FSA’s U.S. municipal par insured in the fourth quarter declined 26.8% while the related PV premium originations declined 31.5%.  The declines reflect moderately reduced market volume and the effect of a very large, high-premium transaction in the fourth quarter of 2002.

U.S. ASSET-BACKED NEW ORIGINATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Gross par insured (dollars in billions) [1]	$3.8	$4.9	$15.6	$35.6
Gross PV premiums (dollars in millions)	39.4	41.5	177.6	196.1

[1]          Excludes amounts relating to FSA-insured GICs.

In 2003, PV premiums from the Company’s U.S. asset-backed business approached that of the previous year, off just 9.4%, despite a 56.2% decline in par originated.  Compared with the previous year, FSA’s asset-backed business was more diversified, with a shift away from large Super Triple-A credit default swaps (CDS), Triple-A tranches of residential mortgage-backed securities and auto loan transactions and toward higher premium types of transactions, including Triple-A collateralized loan obligations (CLOs) and certain residential mortgage and consumer finance issues, such as credit card receivable transactions.  FSA’s fourth-quarter U.S. asset-backed par originated decreased 21.8%, while PV premiums decreased 5.1%.

INTERNATIONAL NEW ORIGINATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Gross par insured (dollars in billions)	$2.1	$3.7	$10.3	$19.8
Gross PV premiums (dollars in millions)	36.0	39.1	189.8	199.3

Full-year international par insured declined 48.0% while PV premiums declined a modest 4.8%, largely because of a shift in the asset-backed business mix from Super Triple-A pooled corporate CDS to a broader range of transactions, including CLOs, synthetic residential mortgage securitizations and other structured financings.  Infrastructure financings contributed the largest share of international premium production, driven by major transactions in the United Kingdom.  Fourth-quarter par insured and PV premiums declined 42.9% and 7.9%, respectively.

FINANCIAL PRODUCTS NEW ORIGINATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Gross present value of future net interest margin (dollars in millions)	$12.7	$8.0	$44.1	$65.7

The present value of future net interest margin (PVNIM) during 2003 was 32.9% below PVNIM in 2002.   The low interest rate environment led to reduced demand for long-term GICs throughout the year, and the Company constrained its GIC activity during the first four months of the year as it approached a regulatory limit of 100 non-qualified holders.  This limit was lifted when the Company received an exemption from the Investment Company Act in April 2003.  PVNIM in the fourth quarter of 2003 was 58.8% higher than in the comparable period of 2002.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. Fourth-quarter net income rose 92.1% to $90.6 million from $47.2 million in the fourth quarter of 2002.  For the full year, net income rose 60.5% to $290.6 million from $181.1 million. The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income:

NOTEWORTHY ITEMS INCLUDED IN NET INCOME

(All items shown net of taxes. Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Refundings, calls or other accelerations [1]	$4.4	$7.3	$15.6	$15.4
Realized gains, net	0.8	1.6	3.8	21.2
Equity-based compensation	(10.2)	(9.1)	(28.3)	(24.2)
General reserve contribution for estimated loss on CDOs		(7.2)	(6.5)	(29.3)
Mark-to-market of single-name CDS program				(28.3)
Equity earnings in Fairbanks	(3.3)	4.3	(12.6)	12.8
Cumulative accounting adjustment [2]			4.8
Mark-to-market of pooled CDS [3]	17.5	(11.4)	23.4	(34.1)

[1]          Net of deferred acquisition cost amortization

[2]          Effective for the third quarter of 2003, the Company applied Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46) to two variable interest entities, Canadian Global Funding Corporation and FSA Global, which it therefore consolidated.  These events were recorded as a cumulative effect of a change in accounting principle.

[3]          This item is excluded from operating earnings

For the fourth quarter of 2003, the Company’s equity in the earnings of Fairbanks Capital Holding Corp. (Fairbanks), a mortgage servicing holding company in which the Company owns a minority interest, was recorded as a pre-tax loss of $3.5 million, compared with pre-tax income of $4.6 million in the fourth quarter of 2002.  The decrease in the Company’s equity in the earnings of Fairbanks for the quarter was a result of restructuring costs incurred by Fairbanks.   For 2003, the Company’s pre-tax equity in the earnings of Fairbanks was a pre-tax loss of $13.5 million compared with pre-tax income of $13.8 million for the prior year.  At December 31, 2003, the Company’s interest in Fairbanks had a book value of $46.4 million, including unamortized goodwill of $7.6 million.  While the Company does not believe the investment is currently impaired, the Company continues to monitor the value of its investment in Fairbanks.

In 2002, fourth-quarter net income reflected a pre-tax expense of $10.1 million to strengthen the general reserve as a result of credit deterioration and defaults in the collateral backing certain collateralized bond obligations (CBOs).

The Company has always included in net income the full future-value payout cost of its performance share program, which is the Company’s only equity-based compensation program.  See the table above for the effect of this expense on net income.

OPERATING EARNINGS.  Under Statement of Financial Accounting Standards No. 133 (SFAS No. 133), the Company marks to market certain CDS transactions based on an estimate of fair value derived from pricing of insurance premiums in the CDS market during the applicable period.  For purposes of calculating operating earnings, pooled CDS are defined as FSA-insured CDS that reference pools of financial obligations and require payments by the Company if losses exceed a defined deductible that provides an investment-grade level of protection to the Company.  Mark-to-market adjustments for such transactions are excluded from operating earnings because they are expected to sum to zero over the lives of the relevant transactions.  Management considers operating earnings a key measure of normal operating results.

Fourth-quarter operating earnings of $73.1 million were lower than net income because they exclude positive mark-to-market adjustments totaling $26.2 million ($17.5 million after taxes).    The comparable mark-to-market adjustments in the fourth quarter of 2002 were charges totaling $16.8 million ($11.4 million after taxes).  Such mark-to-market adjustments primarily reflect tightening and widening of market credit spreads.  The Company views CDS risks as comparable to insured risks and enters into such non-cancelable contracts with the full intent of holding them to maturity.

Twelve-month operating earnings of $267.2 million were lower than net income because they exclude positive mark-to-market adjustments totaling $34.8 million ($23.4 million after taxes).    The comparable mark-to-market adjustments in 2002 were charges totaling $50.2 million ($34.1 million after taxes).

PREMIUMS. The following tables reconcile gross premiums written to PV originations and summarize net earned and written premiums.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV ORIGINATIONS:

(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Gross premiums written [1]	$209.3	$273.1	$895.8	$803.7
Gross installment premiums received	(98.8)	(84.7)	(355.4)	(321.6)
PV estimated future premiums originated	79.4	59.3	310.1	334.0
PVNIM originated	12.7	8.0	44.1	65.7
Gross PV originations	$202.6	$255.7	$894.6	$881.8

[1]          Gross premiums written captures premiums collected in the period, whether collected up front for business originated in the period or in installments for business originated in prior periods.

NET EARNED AND WRITTEN PREMIUMS

(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Premiums written, net of reinsurance	$151.3	$163.0	$614.3	$532.7
Premiums earned, net of reinsurance	92.7	88.0	356.4	314.9
Net premiums earned excluding effect of refundings and prepayments	83.8	75.8	324.9	286.9

Fourth-quarter gross premiums written and net premiums written decreased 23.4% and 7.2%, respectively, over their levels in the comparable period of 2002.  During 2003, gross premiums written and net premiums written grew 11.4% and 15.3%, respectively.  New municipal originations were lower in the fourth quarter of 2003 than in that of 2002 but higher year-over-year.

For the fourth quarter, net premiums earned totaled $92.7 million, a 5.3% increase from the result in the prior year’s comparable period.  Fourth-quarter refundings and prepayments were $8.9 million,

compared with $12.3 million in the same period of 2002.  Excluding refundings and prepayments, net premiums earned increased 10.5%.

For the full year, net premiums earned totaled $356.4 million, a 13.2% increase from the 2002 result.  Refundings and prepayments in 2003 were $31.5 million, compared with $28.0 million in 2002.  Excluding refundings and prepayments, net premiums earned increased 13.2%.

NET INTEREST MARGIN.  Fourth-quarter net interest margin (NIM) was $9.1 million, compared with $1.7 million in the prior year’s comparable period.  Net interest margin for 2003 was $14.5 million, compared with $7.8 million in 2002.

INVESTMENT PORTFOLIO. Net investment income for the fourth quarter of 2003 was $41.5 million, an increase of 14.7% over the prior year’s fourth-quarter result.  The increase reflected higher invested balances partially offset by lower reinvestment rates stemming from the current low interest rate environment.  Net realized gains were $1.1 million in the fourth quarter of 2003 and $2.4 million in the same period of 2002.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) was 9.2% for the fourth quarter of 2003, compared with 9.4% for the same period of the prior year.  For the full year, net investment income was $155.0 million and net realized gains were $5.1 million, compared with $139.1 million and $29.2 million, respectively, in the prior year.

EXPENSES AND RESERVES. For the fourth quarter, policy acquisition and other operating expenses decreased to $37.2 million, or $3.9 million lower than in the prior year’s fourth quarter.  Losses and loss adjustment expenses, net of reinsurance, were $7.0 million ($5.4 million after taxes) in the fourth quarter of 2003.    In the fourth quarter of 2002, losses and loss adjustment expenses, net of reinsurance, were $14.6 million ($10.5 million after taxes).  Additions to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations and a separate review of the insured CDO portfolio.  At December 31, 2003, FSA’s general reserve totaled $111.5 million.   During the fourth quarter of 2003, a net amount of $13.1 million was transferred back into the general reserve from case reserves, primarily due to marginal improvements in model results for a small number of underperforming CDO and residential mortgage transactions.   Transfers between general and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.  At December 31, 2003, case and general reserves in aggregate totaled $174.2 million, compared with $147.7 million at December 31, 2002.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.  On the Investor Presentations page of its website, the Company will also post updated information about its insured securitization program with AmeriCredit Corp.

NON-GAAP TERMS

Management and investors consider the measures identified in this release as non-GAAP measures to be important in analyzing the financial results of the Company.  However, none of these measures are promulgated in accordance with accounting principles generally accepted in the United States of America and should not be considered as substitutes for such GAAP measures as shareholders’ equity, net income, revenues, expenses and gross premiums written.

FORWARD-LOOKING STATEMENTS

The Company relies upon the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to investors, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to, (i) projections of revenues, income (or loss), earnings (or loss), dividends, market share or other financial forecasts; (ii) statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and (iii) expected losses on, and adequacy of loss reserves for, insured transactions. Words such as “believes”, “anticipates”, “expects”, “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include: (i) changes in capital requirements or other criteria of securities rating agencies applicable to financial guaranty insurers in general or to FSA specifically; (ii) competitive forces, including the conduct of other financial guaranty insurers in general; (iii) changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients; (iv) changes in accounting principles or practices that may result in a decline in securitization transactions; (v) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio; (vi) inadequacy of loss reserves established by the Company; (vii) temporary or permanent disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures; (viii) downgrade or default of one or more of FSA’s reinsurers; (ix) the amount and nature of business opportunities that may be presented to the Company; (x) market conditions, including the credit quality and market pricing of securities issued; (xi) capacity limitations that may impair investor appetite for FSA-insured obligations; (xii) market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements; (xiii) prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; (xiv) changes in the value or performance of strategic investments made by the Company and (xv) other factors, most of which are beyond the Company’s control. The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2003	December 31, 2002
ASSETS
Bonds at market value (amortized cost of $3,310,310 and $2,615,173)	$3,543,649	$2,829,763
Short-term investments	230,907	375,688
Total financial guaranty investment portfolio	3,774,556	3,205,451
Variable interest entities’ bonds at market value (amortized cost of $1,477,787)	1,475,561
Variable interest entities’ short-term investment portfolio	4,624
Guaranteed investment contract bond portfolio at market value (amortized cost of $4,033,979 and $1,840,949)	4,031,263	1,827,312
Guaranteed investment contract bond portfolio pledged as collateral at market value (amortized cost of $70,358)	66,423
Guaranteed investment contract short-term investment portfolio	226,726	4,632
Total investment portfolio	9,579,153	5,037,395
Cash	21,546	31,368
Securitized loans	440,611	437,462
Deferred acquisition costs	273,646	253,777
Prepaid reinsurance premiums	695,398	557,659
Investment in unconsolidated affiliates	110,863	115,833
Reinsurance recoverable on unpaid losses	59,235	75,950
Other assets	1,124,063	518,039

TOTAL ASSETS	$12,304,515	$7,027,483

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$1,861,960	$1,450,211
Losses and loss adjustment expenses	233,408	223,618
Guaranteed investment contracts	4,198,915	2,449,033
Variable interest entities’ debt	2,335,902
Deferred federal income taxes	152,646	124,310
Notes payable	631,564	430,000
Accrued expenses and other liabilities	721,683	481,941

TOTAL LIABILITIES AND MINORITY INTEREST	10,136,078	5,159,113

Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital – common	900,224	903,494
Accumulated other comprehensive income (net of deferred income taxes of $76,041 and $66,270)	147,433	134,683
Accumulated earnings	1,120,445	829,858
Deferred equity compensation	23,445	23,445
Less treasury stock at cost (297,658 shares held)	(23,445)	(23,445)

TOTAL SHAREHOLDERS’ EQUITY	2,168,437	1,868,370

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$12,304,515	$7,027,483

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Net premiums written	$151,269	$163,016	$614,284	$532,747

Net premiums earned	92,665	88,042	356,373	314,880
Net investment income	41,476	36,165	155,003	139,120
Net realized gains	1,082	2,444	5,126	29,204
Financial products net interest income	37,216	10,627	74,163	28,414
Financial products net realized gains (losses)	146	(208)	(950)	(154)
Net realized and unrealized gains (losses) on derivative instruments	29,043	(15,383)	39,442	(94,377)
Other income	1,262	1,183	3,179	3,011

TOTAL REVENUES	202,890	122,870	632,336	420,098

Expenses:
Losses and loss adjustment expenses	6,953	14,618	34,486	65,613
Interest expense	7,891	10,476	33,812	28,098
Policy acquisition costs	15,106	14,924	58,391	54,093
Financial products net interest expense	28,962	8,841	58,251	20,481
Other operating expenses	22,129	26,171	66,940	58,265

TOTAL EXPENSES	81,041	75,030	251,880	226,550

Minority interest	(1,867)	(1,034)	(9,612)	(6,684)
Equity in earnings of unconsolidated affiliates	2,017	9,651	5,529	29,315
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	121,999	56,457	376,373	216,179

Provision for income taxes	(31,408)	(9,303)	(90,587)	(35,104)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	90,591	47,154	285,786	181,075

Cumulative effect of accounting change, net of income taxes of $2,598			4,800

NET INCOME	90,591	47,154	290,586	181,075

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities:
Holding gains (losses) arising during period	2,328	(17,255)	16,508	92,905
Less: reclassification adjustment for gains included in net income	1,051	1,611	3,758	21,188
Other comprehensive income (loss)	1,277	(18,866)	12,750	71,717

COMPREHENSIVE INCOME	$91,868	$28,288	$303,336	$252,792

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE
(Dollars in millions)

	December 31, 2003	December 31, 2002

Shareholders’ Equity (Book Value) [1]	$2,168.4	$1,868.4

After-tax value of:

Net deferred premium revenue, net of deferred acquisition cost and goodwill	572.8	407.6

Present value of future installment premiums and present value of future net interest margin [2]	424.1	411.3

Adjusted Book Value	$3,165.3	$2,687.3

[1]          Includes the effect of after-tax unrealized gains in the investment portfolio, which was $147.4 million at December 31, 2003 and $134.7 million at December 31, 2002.

[2]          The discount rate varies according to the year of origination.  For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.  The rate was 5.91% in both 2003 and 2002.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES
CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
(Dollars in thousands)

	December 31, 2003	December 31, 2002
Contingency Reserve	$936,761	$691,955
Capital and Surplus	1,167,496	1,184,162
Qualified Statutory Capital	2,104,257	1,876,117
Unearned Premium Reserve	1,356,385	1,055,340
Loss and Loss Adjustment Expenses	64,936	58,012
Policyholder Capital and Reserves	3,525,578	2,989,469
Net Present Value of Installment Premiums	607,092	589,654
Third-Party Capital Support	525,000	240,000
Total Claims-Paying Resources	4,657,670	3,819,123

Net insurance in force (principal & interest)	$409,476,253	$365,256,111

Capital Ratio(1)	195:1	195:1

Claims-paying ratio(2)	88:1	96:1

[1]          Capital ratio is net insurance in force divided by qualified statutory capital.

[2]          Claims-paying ratio is net insurance in force divided by claims-paying resources.